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                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in the Prospectus of the Polaris Choice Variable Annuity, which constitutes part of this Registration Statement on Form S-3, of our report dated February 11, 2003 appearing on page F-2 of First SunAmerica Life Insurance Company's Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated February 28, 2003, relating to the financial statements of FS Variable Separate Account of First SunAmerica Life Insurance Company in such Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectus.

PricewaterhouseCoopers LLP
Los Angeles, California
August 29, 2003